EXHIBIT 10.6
AMENDMENT TO AND ACKNOWLEDGEMENT
OF CANCELLATION OF PROMISSORY NOTE AGREEMENT
This Amendment to and Acknowledgement of Cancellation of Promissory Note Agreement (this “Agreement”) is dated as of February 4, 2010 and entered into by and between Lifevantage Corporation, a Colorado corporation (the “Company”), and C. Mike Lu (“Holder”).
     WHEREAS, the Company issued to Holder a promissory note dated September 24, 2009 in the original principal amount of $500,000 (the “Note”); and
     WHEREAS, the Company and Holder desire to amend the Note to provide that the Holder may, and in accordance with this Agreement does, apply all or any portion of the amounts payable by the Company to Holder under the Note towards Holder’s subscription amount owed by Holder pursuant to the amended and restated securities purchase agreement of even date herewith (the “SPA”) entered into among the Company and certain accredited investors, one of which is Holder.
ACCORDINGLY, in consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Amendment. The Note is hereby amended to include a new section 2.3 which reads in its entirety as follows:
“2.3 Application of Amounts Due. All or any portion of the Principal Amount, interest or any other amounts due and payable under this Note may be applied toward the subscription amount payable by Holder under any securities purchase agreement entered into between or among Holder and the Company. To the extent that any amount due and payable under this Note is so applied, such amount shall be deemed immediately paid to Holder by the Company and the Principal Amount and any other amounts due and payable under this Note shall be immediately reduced by such amount.”
2. Election to Apply. Holder hereby irrevocably elects to apply the principal amount of the Note, which the parties agree is $500,000, toward, and such amount shall be deemed to be, the Subscription Amount (as such term is defined in the SPA) payable by Holder pursuant to the SPA.
3. Payment of Interest. Concurrent with the execution of this Agreement, the Company shall pay to Holder an aggregate amount equal to $64,607.14, which represents the aggregate amount of interest and other payments due and payable under the Note to Holder through the date hereof.
4. Termination of Note. Holder and the Company acknowledge and agree that each and every obligation and right of the Company and Holder under the Note shall, without further action of any party, automatically terminate and be extinguished upon the execution of this Agreement by Holder and the Company and that the Note Cancellation Date (as such term is defined in the Note) shall be deemed to be the date of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement, which may be executed in any number of original or facsimile counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement, to be signed as of the date first above written.

THE COMPANY:	HOLDER:

LIFEVANTAGE CORPORATION

Carrie Carlander, Chief Financial Officer	C. Mike Lu

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